EXHIBIT 21.1

LIST OF SUBSIDIARIES

Trxade, Inc., a Florida corporation.

Integra Pharma Solutions, LLC (formerly Pinnacle Tek, Inc., a Florida corporation)

ShopRX, Ltd. A UK corporation. – DISSOLVED

Alliance Pharma Solutions, LLC, a Florida Corporation